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Exhibit 21.1

SUBSIDIARIES OF WEIDER NUTRITION INTERNATIONAL, INC.

Entity Name	State or Country of Incorporation	Parent Corporation

Weider Nutrition Group, Inc.	Utah	Weider Nutrition International, Inc.

WNG Holdings (International) Ltd.	Nevada	Weider Nutrition Group, Inc.

Weider Nutrition Group (Canada) Ltd.	Canada (Nova Scotia)	WNG Holdings (International) Ltd.

Weider Nutrition (WNI) Ltd.	United Kingdom (England)	WNG Holdings (International) Ltd.

Weider Nutrition Group Limited	United Kingdom (England)	Weider Nutrition (WNI) Ltd.

Weider Nutrition BV	The Netherlands	Weider Nutrition (WNI) Ltd.

Custom Nutrition, Inc.	Canada	Weider Nutrition Group (Canada) Ltd.

Weider Nutrition Limited	United Kingdom (England)	Weider Nutrition BV

Weider Fitness SARL	France	Weider Nutrition BV

Weider Nutrition SL	Spain	Weider Nutrition BV

Weider Nutrition Italia SrL	Italy	Weider Nutrition BV

Weider Germany GmbH	Germany	Weider Nutrition BV

Weider Nutrition GmbH	Germany	Weider Nutrition BV

Aktivkost GmbH	Germany	Weider Nutrition GmbH

Food-Tech Handelsgesellschaft mbH	Germany	Weider Nutrition GmbH

HPH Hamburger Pharma Handelsgesellschaft mbH	Germany	Weider Nutrition GmbH

Haleko Management GmbH	Germany	Weider Nutrition GmbH

Haleko Hanseatisches Lebensmittelkontor OHG	Germany	Weider Nutrition GmbH (99%) & Haleko Management GmbH (1%)

Power Gym Ltd.	United Kingdom (England)	Haleko Hanseatisches Lebensmittelkontor OHG

Haleko Italia SrL	Italy	Haleko Hanseatisches Lebensmittelkontor OHG

Sports Direct Ltd.	United Kingdom (England)	Power Gym Ltd. (50%)